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                                                                    EXHIBIT 23.1

             CONSENT OF ERNST & YOUNG LLP, INDEPENDENT ACCOUNTANTS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Read-Rite Corporation for the registration of shares of common stock sold in a private placement transaction to the State of Wisconsin Retirement System and to the incorporation by reference therein of our report dated October 30, 2000 (except for Note 15, as to which the date is December 1, 2000), with respect to the consolidated financial statements and schedule of Read-Rite Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2000, filed with the Securities and Exchange Commission.

     /s/ Ernst & Young LLP

San Jose, California
January 3, 2001